EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of January 1, 2007 by and between NovaBay Pharmaceuticals, Inc. (“Company”) and Ron Najafi (“Executive”).

RECITAL

The Company and Executive desire to formalize and reflect Executive’s employment under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recital, the mutual covenants herein contained and for other good and valuable consideration, the parties hereto hereby agree as follows:

I.	EMPLOYMENT.

A. Position and Responsibilities. Executive is currently employed by the Company as its President & CEO. Executive shall do and perform all such services and acts as necessary or advisable to fulfill the duties and obligations of said position and/or such other and/or additional responsibilities as reasonably delegated to Executive by Executive’s superior and/or the Company’s Board of Directors (the “Board”).

B. Term. Executive’s employment with the Company is at-will and shall be governed by the terms of this Agreement, commencing on January 1, 2007 and continuing to and including December 31, 2011, unless this Agreement is terminated at some earlier time in accordance with the terms of this Agreement.

C. Devotion. Except as heretofore or hereafter excepted by the Company in writing, during the term of this Agreement, Executive (i) shall devote full time and attention to the foregoing responsibilities, (ii) shall not engage in any other business or other activity which may materially interfere with Executive’s performance of said responsibilities, and (iii) except as to any investment made in a publicly traded entity not amounting to more than 1% of its outstanding equity, shall not, directly or indirectly, as an employee, consultant, partner, principal, director or in any other capacity, engage or participate in any business that is in competition with the Company.

D. Services’ Uniqueness. It is agreed that Executive’s services to be performed under this Agreement are special, unique and extraordinary and give rise to peculiar value, the loss of which may not be reasonably or adequately compensated by a damages award, in any legal action. Accordingly, in addition to any other rights or remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the terms of this Agreement by Executive.

II.	PROPRIETARY RIGHTS, CONFIDENTIAL INFORMATION, NONSOLICITATION, ETC.

Executive has executed an agreement relating to the treatment of (and Executive’s obligations as to) proprietary rights, confidential information, and certain nonsolicitation and other matters. It is further understood and agreed that said agreement is deemed to continue in full force and effect, binding and not affected, in any manner, by the terms in this Agreement.

III.	COMPENSATION AND BENEFITS.

Executive’s compensation and bonus rights are as follow:

A. Salary. Executive shall be entitled to an annual salary of $320,000 (subject to such deductions, withholding and other charges as required by law), payable in accordance with the Company’s standard payroll schedule. Executive’s salary shall be subject to periodic review by the Company and may be adjusted upward by action of the Board, after such periodic review.

B. Bonus. Executive has been granted and is entitled to receive bonus payments as follows:

1. Prior Year (2006): Executive earned a bonus at the end of 2006 in the amount of $48,000 (which has been paid).

2. Annual Bonus. Executive shall be entitled to such amount of bonus payment, if any, as considered and approved by the Board annually (for each year of services) during the term of this Agreement, which bonus amount shall be determined by all factors deemed relevant for that purpose by Board and shall include (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Executive by the Company’s President and/or the Board, (ii) the evaluation of Executive by the Company’s President and/or the Board, (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. The amount of any annual bonus determined with respect to performance during a calendar year or the Company’s fiscal year, as the case may be, will be paid in full on or before the date that is 2 1/2 months following the end of the year for which the bonus was earned.

C. Other Benefits. Executive shall be entitled to five weeks of said vacation for each calendar year to be taken pursuant to the Company’s vacation benefits policy. Executive is also entitled to other benefits as (i) are generally available to the Company’s other similar, high level, executives, consisting of such medical, retirement and similar benefits as are so available and (ii) are deemed special to Executive and approved by the Board.

IV.	TERMINATION.

A. At-Will Employment. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and with or without notice. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Executive and approved by the Board.

B. Termination of Employment. Although Executive’s employment hereunder shall be deemed “at will,” any termination shall be subject to the following terms:

1. For Cause. In the event that Executive is terminated for cause, as hereinafter defined, Executive shall be entitled an amount equal to $15,000 which will be paid in a lump sum within 60 days of such termination for cause. This amount is in addition to Executive’s earned wages through the date his employment with the Company is terminated, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

2. Without Cause. In the event that Executive is terminated without cause, as hereinafter defined, Executive shall be entitled to an amount equal to eighteen (18) months of the rate of salary then being paid to Executive as of the date of such termination plus the amount of the bonus (if any) paid or payable to Executive relative to services performed by Executive during the previous calendar year. In the event that Executive has less than four years of service with the Company, then the amount shall be divided by four and multiplied by the number of years of service by Executive with the Company. The limitation contained in the previous sentence shall not apply to payments made as a result of Executive’s termination of employment due to death. Amounts payable under this Section IV.B.2 shall be paid in two equal installments, the first of which shall be paid on the first day of the seventh month after the date of termination and the second installment shall be paid on the first day of the thirteenth month after the date of termination. . The amounts payable under this Section IV.B.2 shall be in addition to Executive’s earned wages through the date his employment is terminated from the Company, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

C. Related Provisions. The following terms, conditions and definitions shall apply to the termination of Executive:

1. “Termination Without Cause.” For purposes of Section IV.B above, a termination without cause shall be deemed to constitute any termination of Executive’s employment hereunder by the Company, or by Executive, other than a termination for cause as defined below. Notwithstanding any contrary provision herein, it is understood that a termination without cause also shall include a termination which either:

(a) occurs due to the death of Executive or to any physical or mental Long-Term Disability that would prevent the performance of Executive’s duties under this Agreement. For the purposes of this Agreement, a “Long-Term Disability” shall mean a long-term disability that after consideration and implementation of reasonable accommodations (provided that no accommodation that imposes undue hardship on the Company will be required), renders or will render Executive unable to perform his essential job functions for a period longer than four months. The determination of Executive’s Long-Term Disability shall be made by Executive’s attending physician unless the Board disagrees with such determination, in which case Executive’s Long-Term Disability shall be determined by a majority of three physicians qualified to practice medicine in the State of the Executive’s residence, one to be selected by each of the Executive (or his authorized representative) and the Board and the third to be selected by such two designated physicians;

(b) is effected, for any reason, by the Company, with or without cause, within one year after a single party (other than Executive) obtains control of the Company, whether by a purchase or purchases of its stock, by merger, by an acquisition of the Company’s assets, or otherwise; or

(c) is effected by Executive and is attributable to the Company’s treatment of Executive in the manner as referenced in paragraph 2(b) immediately below.

2. “Termination For Cause.” Subject to the notice requirement as provided in paragraph 4 below, for purposes of Section IV.B.2 (and Section IV.C.1) above, a termination for cause shall be a termination of Executive’s employment hereunder made:

(a) by the Company, if Executive:

(i) materially breaches, or habitually neglects, the duties either that are required to be performed under the terms specified herein or as delegated to Executive as provided herein;

(ii) commits such acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude as would prevent the effective performance of Executive’s duties;

(iii) is indicted or convicted of any felony or any crime involving dishonesty, or any crime which would adversely affect the reputation of the Company in a material manner;

(iv) intentionally damages any property, of a substantial value or nature, of the Company;

(v) exhibits conduct which demonstrates unfitness to serve;

(vi) fails to achieve milestones and tasks, referred to in Section III.B.2 above, including but not limited to failure to perform, or continuing to neglect the performance of duties assigned to Executive, which failure or neglect will significantly and adversely affect the Company’s business or business prospects.

(b) by Executive, unless such termination by Executive is

(i) reasonably attributable to the Company’s treatment of Executive in a demeaning nature or in a manner inconsistent with Executive’s duties referenced herein (in which event, so attributable, the termination is deemed without cause, as referenced in paragraph 1(c) immediately above), or

(ii) subsequent to a change of control of the Company, or

(iii) subsequent to a significant change in the responsibilities of the Executive, except as has been already indicated to Executive in writing, or

(iv) because of a decision by Executive to retire from full-time employment and Executive is 65 years of age or older.

D. Company Actions. All relevant determinations to be made by the Company under paragraph C.2(a) above shall be made in the reasonable discretion of the Board (or, if so delegated by said Board, by a committee of the Board), acting in good faith, and, except as otherwise specified herein, shall be conclusive and binding, but shall be subject to arbitration in accordance with Section V below. This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A and the Board and the Board committee will interpret its provisions accordingly. Executive understands and agrees that the Company makes no assurances with respect to the tax consequences arising as a result of this Agreement and the payment of any tax liabilities or related penalties arising out of this Agreement is solely and exclusively the responsibility of Executive, without any expectation or understanding that the Company will pay or reimburse Executive for such taxes or other items.

E. Notice and Remedy. In the event that any reason for termination by the Company under paragraph C.2(a) above, or by Executive under paragraph C.2(b) above, may be cured by Executive, or the Company, as the case may be, then the Company, or Executive, shall first give a written notice to the other (by mail, or by email, or by fax, to the last known address of the recipient; said notice being deemed given, if by mail, as of the earlier of four days after mailing or as of the date when actually received, or, if by email or fax, when sent), specifying the reason for termination and providing a period of 30 days to cure the fault or reason specified. Lacking such cure within said 30 days, or if the notified party earlier refuses to effect the cure, the termination shall then be deemed effective. If such cure is so made, the termination shall not then be deemed effective, but any later conduct of a similar nature constituting a reason for termination shall allow the Company, or Executive, as the case may be, the right to cause the termination effectiveness without need for any further period of time to cure. All communications shall be sent to the address as set forth on the signature page hereof, or to such other address as a party may designate by ten days’ advance written notice to the other party hereto.

V.	ARBITRATION.

A. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or any of the rights, benefits or obligations resulting from its terms, shall be settled by arbitration in San Francisco, California. . Except for the right of the Company and Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Executive’s employment or the provisions of this Agreement shall be resolved in accordance with this Section V of the Agreement, regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any such disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the California labor code, and the California Fair Employment and Housing Act. Nothing in this provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter.

The Executive and the Company agree that any disputes related to or arising out of the Executive’s employment with the Company will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is, and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If the Company and Executive cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 12 of the JAMS employment arbitration rules and procedures. Reasonable discovery will be permitted by both parties and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to arbitration in this Section V and the arbitrator may award any relief permitted by law. The arbitrator must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The parties hereto hereby waive to the fullest extent permitted by law any rights to appeal or to review of such award by any court. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section V of this Agreement. At the request of any party, the arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The arbitrator’s fees will be paid in full by the Company, unless Executive agrees in writing to pay some or all of such fees.

B. Fees. Unless otherwise agreed, the prevailing party (if a prevailing party is determined to exist by the arbitrator or judge) will be entitled to its costs and attorneys’ fees incurred in any arbitration or other proceeding relating to the interpretation or enforcement of this Agreement.

C. Acknowledgement. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION V, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO ARBITRATION, AND THAT THE PROVISIONS SET FORTH IN THIS SECTION V CONSTITUTE A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

VI.	LEGAL ADVICE.

Executive acknowledges that an opportunity has been afforded to Executive to consult with legal counsel with respect to this Agreement and that no individual representing the Company has given legal advice with respect to this Agreement.

VII.	MISCELLANEOUS AND CONSTRUCTION.

Except as otherwise specifically provided herein, this Agreement:

A. and any benefits or obligations herein may not be assigned or delegated by Executive (but may be so assigned or delegated by the Company);

B. contains the entire understandings of the parties as to its subject matter, and replaces and supersedes any existing employment agreement and any and all contrary prior understandings or agreements;

C. may be amended or modified only by a written amendment or modification signed by the Company and Executive;

D. is made in, and shall be construed under the laws of, the State of California;

E. inures to the benefit of, and is binding upon, the permitted successors, assigns, distributees, personal representatives, heirs and other successors-in-interest to and of the parties hereto;

F. shall not be interpreted by reference to any of the captions or headings of the paragraphs herein, which captions or headings have been inserted for convenience purposes only;

G. shall be fully effectuated in accordance with its tenor, effect and purposes by each of the parties hereto by executing such further documents or taking such other actions as may be reasonably requested by the other party hereto; and

H. shall be interpreted, as to its remaining provisions, to be fully lawful and operative, to the extent reasonably required to fulfill its principal tenor, effect and purposes, in the event that any provision either is found by any court of competent jurisdiction to be unlawful or inoperative or violates any statutory or legal requirement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

I. may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

COMPANY:

NOVABAY PHARMACEUTICALS, INC.

By	/s/ Tony Wicks
Name	Tony Wicks
Title	Chairperson, Compensation Committee

Address:	5980 Horton Street, Suite 550 Emeryville, CA 94608
Fax No.:	(510) 291-8911
E-mail:

EXECUTIVE:

RON NAJAFI:

/s/ Ron Najafi

Address:	5980 Horton St. Suite 550
Fax No.:	415-329-2032
E-mail:	rnajafi@novabaypharm.com

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]